Exhibit 99

RPC, Inc. Reports Third Quarter 2017 Financial Results

ATLANTA, October 25, 2017 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2017. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2017, revenues increased by 167.8 percent to $471.0 million compared to $175.9 million in the third quarter of last year. Revenues increased compared to the prior year due to higher activity levels and pricing for our services, higher service intensity, and continued activation of previously idled revenue-producing equipment. Operating profit for the quarter was $97.4 million compared to an operating loss of $56.4 million in the prior year. Net income for the quarter was $57.3 million, or $0.26 diluted earnings per share, compared to net loss of $38.9 million or $0.18 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $137.5 million compared to a loss of $4.4 million in the prior year.1 For the nine months ended September 30, 2017, revenues increased to $1.2 billion compared to $508.0 million last year. Net income for the nine-month period was $104.8 million, or $0.48 diluted earnings per share, compared to net loss of $120.1 million, or $0.56 loss per share last year.

Cost of revenues during the third quarter of 2017 was $294.8 million, or 62.6 percent of revenues, compared to $146.6 million, or 83.4 percent of revenues, during the third quarter of last year.  Cost of revenues increased primarily due to higher activity levels and service intensity. As a percentage of revenues, cost of revenues decreased due to improved pricing for our services as well as leverage of higher revenues over direct employment costs.

Selling, general and administrative expenses were $39.7 million in the third quarter of 2017 compared to $34.9 million in the third quarter of 2016. These expenses increased due to higher compensation costs, primarily incentive compensation, as well as other expenses consistent with higher activity levels. As a percentage of revenues, these costs decreased to 8.4 percent in the third quarter of 2017 compared to 19.8 percent in the third quarter of 2016, due to the leverage of higher revenues over primarily fixed expenses. Depreciation and amortization decreased to $39.6 million compared to $52.0 million in the third quarter of the prior year due to lower capital expenditures over the previous two years.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Third Quarter 2017 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2017 increased by $72.2 million, or 18.1 percent, compared to the second quarter of 2017. Revenues increased due to higher activity levels and improved pricing for our services, as well as activation of previously idled revenue-producing equipment. Cost of revenues during the third quarter of 2017 increased by $40.8 million, or 16.1 percent, due to higher materials and supplies expenses and employment costs related to increased headcount. Selling, general and administrative expenses during the third quarter decreased by 1.4 percent.. RPC’s operating profit during the third quarter was $97.4 million, an increase of $30.4 million, or 45.3 percent, compared to the second quarter operating profit of $67.0 million. EBITDA for the third quarter increased by $27.2 million, or 24.7 percent, compared to the prior quarter. Net income increased from $43.8 million, or $0.20 diluted earnings per share in the second quarter of 2017 to $57.3 million, or $0.26 diluted earnings per share in the third quarter. Earnings per share were negatively impacted by approximately $0.02 due to tax provision adjustments recorded in the third quarter.

Management Commentary

“The U.S. domestic rig count increased again during the third quarter of 2017, though at a much lower sequential rate than in the previous four quarters,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the third quarter of 2017 was 946, an increase of 95.1 percent compared to the same period in 2016, and an increase of 5.7 percent compared to the second quarter of 2017. The average price of natural gas during the third quarter was $2.95 per Mcf, a 2.4 percent increase compared to the prior year, and a 4.2 percent decrease compared to the second quarter of 2017. The average price of oil during the third quarter was $48.09 per barrel, a 7.0 percent increase compared to the prior year and relatively unchanged compared to the second quarter of 2017. RPC’s revenues increased at a rate greater than the change in these industry metrics because of our customers’ continued high demand for oilfield service providers capable of operating in highly service-intensive environments.

“We are very pleased with the current operating environment and prospects. Although the increase in the drilling rig count has moderated, we have indications of strong customer activities for the remainder of 2017 and into the beginning of 2018. During the third quarter RPC began to experience increased labor cost and raw material inflation, but have managed these cost increases in order to minimize the impact on our profitability. As we discussed during the third quarter, we have ordered additional pressure pumping equipment as well as activated substantially all of our previously idled equipment. We finished the third quarter with $136.9 million in cash with no outstanding debt. Capital expenditures during the quarter were $44.4 million, directed toward both maintenance of our equipment and initial payments on new revenue-producing equipment. In addition, we returned capital to our shareholders by repurchasing 726,889 RPC common shares on the open market during the quarter, bringing the total amount of shares repurchased during the first nine months of 2017 to 1,074,889,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Third Quarter 2017 Earnings Release

Technical Services revenues increased by 179.0 percent for the quarter compared to the prior year due to improved pricing, higher activity levels and a larger active fleet of revenue-producing equipment as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues increased by 21.7 percent during the quarter compared to the prior year due primarily to improved activity levels in the rental tool service line, which is the largest service line within this segment. Technical Services reported an operating profit during the quarter compared to an operating loss in the prior year, while Support Services reported operating losses for the third quarters of 2017 and 2016. RPC’s corporate expenses increased during the third quarter of 2017 as compared to the prior year due to expenses which vary with higher activity levels and profitability, such as incentive compensation.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues:
Technical Services	$455,719	$163,331	$1,127,379	$470,020
Support Services	15,280	12,553	40,549	37,957
Total revenues	$470,999	$175,884	$1,167,928	$507,977
Operating profit (loss):
Technical Services	$104,349	$(48,627)	$184,455	$(177,581)
Support Services	(2,062)	(5,541)	(10,622)	(19,340)
Corporate expenses	(5,433)	(3,397)	(13,679)	(13,724)
Gain on disposition of assets, net	503	1,148	5,779	3,919
Total operating profit (loss)	$97,357	$(56,417)	$165,933	$(206,726)
Interest expense	(105)	(115)	(322)	(566)
Interest income	488	169	1,028	296
Other income, net	564	86	2,786	274

Income (loss) before income taxes	$98,304	$(56,277)	$169,425	$(206,722)

RPC, Inc. will hold a conference call today, October 25, 2017 at 9:00 a.m. ET to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (866) 548-4713 or (323) 794-2093 and using the access code #4661195. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Third Quarter 2017 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, that we are pleased with our prospects for the immediate future, and that we have indications of strong customer activity through the beginning of 2018. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Third Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
REVENUES	$470,999	$398,810	$175,884	$1,167,928	$507,977
COSTS AND EXPENSES:
Cost of revenues	294,820	254,016	146,615	765,078	434,868
Selling, general and administrative expenses	39,738	40,288	34,859	117,183	114,863
Depreciation and amortization	39,587	41,263	51,975	125,513	168,891
Gain on disposition of assets, net	(503)	(3,759)	(1,148)	(5,779)	(3,919)
Operating profit (loss)	97,357	67,002	(56,417)	165,933	(206,726)
Interest expense	(105)	(114)	(115)	(322)	(566)
Interest income	488	411	169	1,028	296
Other income, net	564	2,010	86	2,786	274
Income (loss) before income taxes	98,304	69,309	(56,277)	169,425	(206,722)
Income tax provision (benefit)	40,970	25,469	(17,335)	64,617	(86,583)
NET INCOME (LOSS)	$57,334	$43,840	$(38,942)	$104,808	$(120,139)

EARNINGS (LOSS) PER SHARE
Basic	$0.26	$0.20	$(0.18)	$0.48	$(0.56)
Diluted	$0.26	$0.20	$(0.18)	$0.48	$(0.56)

AVERAGE SHARES OUTSTANDING
Basic	216,958	217,530	214,266	217,401	214,213
Diluted	216,958	217,530	214,266	217,401	214,213

Third Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$136,892	$139,087
Accounts receivable, net	375,418	144,785
Inventories	113,359	110,868
Income taxes receivable	3,141	50,264
Prepaid expenses	5,587	4,528
Other current assets	8,043	6,274
Total current assets	642,440	455,806
Property, plant and equipment, net	444,662	539,270
Goodwill	32,150	32,150
Other assets	29,374	25,666
Total assets	$1,148,626	$1,052,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$121,880	$54,822
Accrued payroll and related expenses	25,254	14,606
Accrued insurance expenses	4,224	4,932
Accrued state, local and other taxes	7,706	6,992
Income taxes payable	4,201	4,026
Other accrued expenses	1,098	1,706
Total current liabilities	164,363	87,084
Long-term accrued insurance expenses	10,320	9,706
Long-term pension liabilities	34,934	30,289
Other long-term liabilities	3,627	3,338
Deferred income taxes	53,529	84,665
Total liabilities	266,773	215,082
Common stock	21,659	21,752
Capital in excess of par value	-	-
Retained earnings	877,320	832,937
Accumulated other comprehensive loss	(17,126)	(16,879)
Total stockholders' equity	881,853	837,810
Total liabilities and stockholders' equity	$1,148,626	$1,052,892

Third Quarter 2017 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(in thousands except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$57,334	$43,840	$(38,942)	$104,808	$(120,139)
Add:
Income tax provision (benefit)	40,970	25,469	(17,335)	64,617	(86,583)
Interest expense	105	114	115	322	566
Depreciation and amortization	39,587	41,263	51,975	125,513	168,891
Less:
Interest income	488	411	169	1,028	296
EBITDA	$137,508	$110,275	$(4,356)	$294,232	$(37,561)